UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2017

PayPal Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36859	47-2989869
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2211 North First Street

San Jose, CA 95131

(Address of principal executive offices)

(408) 967-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 5, 2017, PayPal Holdings, Inc., as borrower (“PayPal” or the “Company”), and PayPal, Inc., as subsidiary guarantor (the “Guarantor”), entered into a credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent (the “Agent”), certain lenders party thereto, Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., as Syndication Agents, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and HSBC Bank USA, N.A., as Documentation Agents, and JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., as Joint Lead Arrangers and Joint Book Managers. The Credit Agreement provides for an unsecured $3.0 billion 364-day delayed-draw term loan credit facility, which is available in up to three separate borrowings. Subject to specified conditions, the Company may designate one or more of its subsidiaries as additional borrowers under the Credit Agreement provided that the Company and the Guarantor guarantee all borrowings and other obligations of any such designated subsidiaries under the Credit Agreement. As of December 5, 2017, no subsidiaries were designated as additional borrowers. Funds borrowed under the Credit Agreement may be used for capital allocation and other general corporate purposes of the Company and its subsidiaries.

As of December 5, 2017, no borrowings were outstanding under the Credit Agreement. Accordingly, at December 5, 2017, $3.0 billion of borrowing capacity was available for the purposes permitted by the Credit Agreement.

Loans under the Credit Agreement will bear interest at either (i) the London Interbank Offered Rate (“LIBOR”) plus a margin (based on the Company’s public debt ratings) ranging from 1.00 percent to 1.25 percent or (ii) a formula based on the Agent’s prime rate, the NYFRB rate (the greater of the federal funds effective rate and the overnight bank funding rate) or LIBOR plus a margin (based on the Company’s public debt ratings) ranging from zero percent to 0.25 percent. The Credit Agreement will terminate and all amounts owing thereunder will be due and payable on December 4, 2018, unless the commitments are terminated earlier, either at the request of the Company or, if an event of default occurs, by the lenders (or automatically in the case of certain bankruptcy-related events). Subject to certain exceptions, upon the consummation by the Company or any of its subsidiaries of the issuance of debt securities or the entrance into a credit facility, a corresponding portion of the aggregate commitments and outstanding loans under the Credit Agreement will be terminated and be required to be paid, as applicable. The Credit Agreement contains customary representations, warranties, affirmative and negative covenants (including financial covenants), events of default and indemnification provisions in favor of the lenders. The negative covenants include restrictions regarding the incurrence of liens, subject to certain exceptions. The financial covenants require the Company to meet a quarterly financial test with respect to a minimum consolidated interest coverage ratio and a maximum consolidated leverage ratio, based on the Company’s public debt ratings.

The lenders party to the Credit Agreement and/or their affiliates have from time to time provided, and/or may in the future provide, various financial advisory, commercial banking, investment banking and other services to the Company and its affiliates, for which they received or may receive customary compensation and expense reimbursement.

The foregoing description of the Credit Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, which is attached hereto as Exhibit 10.1, and is incorporated by reference into this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description of Exhibit

10.1	364-Day Credit and Guarantee Agreement, dated as of December 5, 2017, among PayPal Holdings, Inc., PayPal, Inc., the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PayPal Holdings, Inc.
(Registrant)

Date: December 6, 2017	/s/ Brian Y. Yamasaki
Name: Brian Y. Yamasaki
Title: Vice President, Corporate Legal and Secretary